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                                                                      EXHIBIT 12

               OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
      COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                      (Amounts in millions, except ratios)

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
                                                    Three Months
                                                  Ended March 31                                           Year Ended December 31
                                            --------------------      -----------------------------------------------------------
                                              1995         1994         1994         1993         1992         1991         1990
======================================      =======      =======      =======      =======      =======      =======      =======
Income (loss) from continuing
  operations(a)                             $   170      $   (39)     $   (46)     $    80      $   131      $   374      $(1,416)
                                            -------      -------      -------      -------      -------      -------      -------
Add:
     Provision (credit) for taxes on
       income (other than foreign oil
       and gas taxes)                           115          (18)          50          204          114          343          (78)
     Interest and debt expense(b)               152          151          594          601          666          880          919
     Portion of lease rentals
       representative of the interest
       factor                                    14           14           55           53           56           57           62
     Preferred dividends to minority
       stockholders of subsidiaries(c)           --           --           --           --            7           11            7
                                            -------      -------      -------      -------      -------      -------      -------
                                                281          147          699          858          843        1,291          910
                                            -------      -------      -------      -------      -------      -------      -------
Earnings (loss) before fixed charges        $   451      $   108      $   653      $   938      $   974      $ 1,665      $  (506)
                                            =======      =======      =======      =======      =======      =======      =======

Fixed charges
     Interest and debt expense
       including capitalized interest(b)    $   153      $   152      $   599      $   612      $   685      $   912      $   972
     Portion of lease rentals
       representative of the interest
       factor                                    14           14           55           53           56           57           62
     Preferred dividends to minority
       stockholders of subsidiaries(c)           --           --           --           --            7           11            7
                                            -------      -------      -------      -------      -------      -------      -------
     Total fixed charges                    $   167      $   166      $   654      $   665      $   748      $   980      $ 1,041
                                            =======      =======      =======      =======      =======      =======      =======
Ratio of earnings to fixed charges             2.70          n/a(d)       n/a(e)      1.41         1.30         1.70          n/a(f)
======================================      =======      =======      =======      =======      =======      =======      =======

(a)      Includes (1) minority interest in net income of majority-owned subsidiaries having fixed charges and (2) income from less-
         than-50-percent-owned equity investments adjusted to reflect only dividends received.
(b)      Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.
(c)      Adjusted to a pretax basis.
(d)      Not computed due to less than one-to-one coverage.  Earnings were inadequate to cover fixed charges by $58 million.
(e)      Not computed due to less than one-to-one coverage.  Earnings were inadequate to cover fixed charges by $1 million.
(f)      Not computed due to negative result.  Earnings were inadequate to cover fixed charges by $1.547 billion.
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